EXHIBIT 2





                 SUPPLEMENTAL WARRANT AGREEMENT


     SUPPLEMENTAL WARRANT AGREEMENT (the "Agreement") dated as of September 9, 1997 among FRED MEYER, INC., a Delaware corporation formerly known as Meyer-Smith Holdco, Inc. (the "Company"), and THE YUCAIPA COMPANIES, a California general partnership, or its registered permitted assigns (the "Consultant").

     WHEREAS, Smith's Food & Drug Centers, Inc., a Delaware corporation ("Smith's"), has become a wholly-owned subsidiary of the Company as a result of the transactions (collectively, the "Merger") contemplated in the Agreement and Plan of Reorganization and Merger dated as of May 11, 1997 between Smith's and FM Stores, Inc., a Delaware corporation and predecessor to the Company formerly known as Fred Meyer, Inc. ("Fred Meyer Stores").

     WHEREAS, prior to the effective date of the Merger, Smith's was a party to a Warrant Agreement dated May 23, 1996 (the "Warrant Agreement") between Smith's and the Consultant pursuant to which Smith's issued 1,842,555 warrants to purchase an aggregate of 1,842,555 shares of Class C Common Stock, $.01 par value per share, of Smith's. Defined terms used herein and not otherwise defined herein have the meanings set forth in the Warrant Agreement.

     WHEREAS, pursuant to the terms of the Merger Agreement and the Warrant Agreement, the Company is required to enter into a supplemental warrant agreement to provide for the issuance of Common Stock, $.01 par value ("Common Stock"), of the Company upon exercise of the warrants subject to the Warrant Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, in the Warrant Agreement and in the Merger Agreement, the parties hereto agree as follows:

     SECTION 1. The Warrant Agreement is hereby amended such that, unless the context requires otherwise, the following defined terms contained therein shall have the meanings set forth below:

                 (a) "Class C Common Stock," "Class B Common Stock," or "Common Stock" shall mean and refer to the Common Stock of the Company.

                 (b) "Company" shall mean and refer to Fred Meyer, Inc., a Delaware corporation formerly known as Meyer-Smith Holdco, Inc.

                 (c) "Holder(s)" shall mean and refer to the registered holder(s) of the Warrant Certificates or the New Warrant Certificates, as defined below.

                 (d) "Merger Agreement" shall mean and refer to the Merger Agreement dated as of May 11, 1997 by and between Smith's and Fred Meyer Stores.

                 (e) "Registration Rights Agreement" shall mean and refer to the Registration Rights Agreement dated as of September 9, 1997 by and among the Company, Consultant and certain stockholders of the Company named therein.

                 (f) "Warrant Shares" shall mean and refer to the Common Stock of the Company issuable upon exercise of the Warrants.

                 (g) "Warrants" shall mean and refer to the 1,934,683 warrants, as described herein and in the Warrant Agreement, to purchase an aggregate of 1,934,683 shares (subject to adjustment) of Common Stock of the Company, pursuant hereto and pursuant to the Merger Agreement.

     SECTION 2.  All references to the "Standstill Agreement" shall be deleted.

     SECTION 3. Subject to the terms and conditions of the Warrant Agreement, the Company shall issue shares of its Common Stock as set forth in Section 3 hereof to Holders of Warrants upon exercise of such Warrants.

     SECTION 4. The Warrants shall be exercisable initially for an aggregate of 1,934,683 Warrant Shares at an Exercise Price of $47.61904 per share, subject in each case to the adjustment provisions contained in the Warrant Agreement.

The following proviso shall be added to the end of the third paragraph under
Section 5 of the Warrant Agreement:

                 "PROVIDED FURTHER, that any period of consecutive trading days during which the Market Price of the Smith's Class B Common Stock equaled or exceeded the Exercise Price of the Warrants prior to consummation of the Mergers (as defined in the Merger Agreement) shall count toward such 60-day period."

     SECTION 5. The parties hereto acknowledge that on September 8, 1997, the Market Price of Smith's Class B Common Stock had exceeded the Exercise Price then in effect for at least 60 consecutive trading days and as a result thereof and in accordance with the terms of the Warrant Agreement the Exercise Period in the case of the Series A Warrants expires at 5:00 p.m., Los Angeles time, on May 23, 2005 and, in the case of the Series B Warrants expires at 5:00 p.m., Los Angeles time on May 23, 2006.

     SECTION 6. On September 5, 1997, the Company announced a two-for-one stock split of its Common Stock (the "Split"). Upon consummation of the Split, the Exercise Price and Warrant Number shall be adjusted pursuant to the provisions of Section 9 of the Warrant Agreement.

     SECTION 7. Upon tender and delivery to the Company by any Holder of Series A Warrant Certificates or Series B Warrant Certificates (as defined in the Warrant Agreement) or both and upon cancellation thereof, the Company shall issue and deliver new Series A Warrant Certificates ("New Series A Warrant Certificates") and new Series B Warrant Certificates ("New Series B Warrant Certificates" and together with the New Series A Warrant Certificates, the "New Warrant Certificates"), respectively, evidencing the Warrants of such tendering Holders. The New Warrant Certificates shall reflect the amendments to the Warrant Certificates shall continue to be valid evidence of the Warrants, and shall continue to be exercisable for the Common Stock of the Company pursuant to the terms hereof and in the Warrant Agreement. The New Warrant Certificates shall comply with and be subject to all of the terms and conditions of the Warrant Agreement applicable to the Warrant Certificates.

     SECTION 8. Section 5 of the Warrant Agreement is hereby amended by deleting the second paragraph thereof.

     SECTION 9. Section 8 of the Warrant Agreement is hereby amended by deleting the second sentence of the first paragraph.

     SECTION 10. Section 12 of the Warrant Agreement is hereby amended so that notices shall be made as set forth therein to the Company at 3800 SE 22nd Avenue, Portland, Oregon 97202, Attention: President, with a copy to the General Counsel.

     SECTION 11. Section 13 of the Warrant Agreement is hereby deleted.

     SECTION 12. The Company hereby assumes all obligations of Smith's under the Warrant Agreement and agrees to be bound by all of the provisions thereof, as amended by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                              FRED MEYER, INC.



                              By:  /S/ ROGER A. COOKE
                                   Roger A. Cooke
                                   Senior Vice President


                              THE YUCAIPA COMPANIES



                              By:  /S/ RONALD W. BURKLE
                                   Name: Ronald W. Burkle
                                   Title: General Partner